Exhibit 10.3
May 9, 2022
To: Mo Katibeh
Re: Supplemental Letter
Dear Mo,
This letter supplements your employment offer letter, as amended and supplemented (“Offer Letter”). The terms of your Offer Letter shall be amended as follows, effective May 9, 2022.
1. Salary.
Your new gross annual base salary shall be $600,000 per year, subject to standard withholding and deductions and paid in accordance with the Company’s standard payroll policies.
2. Bonus.
On a quarterly basis, you may be eligible to receive a management-by-objective (“MBO”) bonus in the target gross amount of 100% of your quarterly base salary ($150,000 per quarter; $600,000 per year), subject to applicable withholdings. The MBO will be payable in restricted stock units (“RSUs”) (and subject to applicable withholdings). More information about the MBO is available in the RingCentral Incentive Plan and the KEEB Plan.
3. Restricted Stock Units.
As approved by the Company’s board of directors (the “Board”) (or an authorized committee of the Board), you have been granted RSUs having an initial value of $2,000,000 (the “Initial Value”) that cover shares of the Company’s Class A common stock. The actual number of RSUs granted to you will be 26,713, which is equal to the Initial Value divided by $74.87, representing the average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the period of May 1-15, 2022. Your RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (collectively, the “Equity Documents”).[i] All of the these 26,713 RSUs shall vest as follows: provided you remain an employee of the Company, 1/4th of the RSUs shall vest on February 20, 2023, and 1/16th of the RSUs shall vest on each Quarterly RSU Vesting Date thereafter over the following twelve calendar quarters. The Quarterly RSU Vesting Dates are February 20, May 20, August 20 and November 20 of each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.[ii]
You will be also granted Performance-Based RSUs with an initial value of $2,000,000 (the “Performance Equity Grant RSUs”). The actual number of RSUs granted to you will be calculated in the same manner as your Initial Equity Grant and also be subject to the Equity Documents. Subject to the terms of the Equity Acceleration Policy, your Performance Equity Grant RSUs shall vest as follows: provided you remain a service provider of the Company, (A) 25% of the RSUs shall vest on February 20, 2023, and, (B) 75% of the RSUs shall vest over the remaining three (3) years, with all vesting contingent on the Company achieving performance based metrics (“Performance Metrics”) determined by the Board on or before the date of the Company’s release of its quarterly earnings in Q1-2023 (“Q1-23 Earnings Release Date”); provided, however, if the Board does not establish Performance Metrics on or prior to Q1-23 Earnings Release Date, then all of the Performance Equity Grant RSUs shall vest on the same four (4) year vesting schedule, and be subject to the same terms and conditions, as the Initial Equity Grant RSUs. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. These Performance Equity Grant RSUs shall not be subject to any vesting acceleration.

Except as amended herein, all of the terms and conditions of your Offer Letter shall remain in full force and effect and there are no other changes to your employment terms.
I really look forward to your continued success at the Company.

Sincerely,

/s/ Vladimir Shmunis

Vlad Shmunis
Chief Executive Officer
RingCentral, Inc.

[i] Your RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (collectively, the “Equity Documents”).
[ii] No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.